Audrey Greenberg Appointed as Director
of New York Mortgage Trust, Inc.

NEW YORK, NY – July 9, 2021 (GLOBE NEWSWIRE) – New York Mortgage Trust, Inc. (the “Company”) (NASDAQ: NYMT) announced today that its Board of Directors has appointed Audrey E. Greenberg as Director of the Company, effective immediately. Ms. Greenberg will serve as a member of the Investment Committee.

Ms. Greenberg is Co-Founder, Board Member and Executive Managing Director of Discovery Labs and its sister operating company, Center for Breakthrough Medicines, a biopharma real estate and services platform enabling the path to commercialization for novel cell and gene therapies. Ms. Greenberg’s diverse experience spans over two decades in real estate private equity where she managed several REITs, including time as Chief Financial Officer and Senior Vice President at ING Clarion Partners, Senior Vice President at Exeter Property Group, and Chief Financial Officer and Principal at CBRE Global Investors. Prior to her time in private equity, Ms. Greenberg worked as an investment banker at Morgan Stanley and Merrill Lynch. Ms. Greenberg started her career in public accounting at Deloitte and has an MBA from Wharton.

In 2020, Audrey was selected by Philadelphia Magazine as one of the top Trailblazers in Biotech and was featured on the cover of Main Line Today’s Power Women edition. Audrey is passionate about the advancement and representation of women in leadership positions as well as supporting Philadelphia as a preeminent US life science cluster. She regularly serves as a keynote speaker at life sciences and real estate conferences with a particular focus on creating world-leading bio-innovation hubs.

Commenting on today’s announcement, Steven R. Mumma, the Chairman of the Company’s Board of Directors and Chief Executive Officer, stated, “We are excited to welcome Audrey to the Board. Audrey brings a wealth of knowledge and operational experience from her lengthy career in private equity and real estate, which will be of great benefit to the Company and the Board.” Alan L. Hainey, lead independent director, added “We are pleased to be able to add a new director of Audrey’s quality to the Board. She brings significant operational expertise, a fresh perspective and an additional independent voice to the Board.”

“I am excited and honored to be appointed to the NYMT Board of Directors,” said Ms. Greenberg. “I look forward to applying my background and expertise to work alongside my fellow Board members and management to continue building a diversified investment portfolio that delivers stable cash flows over various economic cycles for stockholders.”

With Ms. Greenberg’s appointment, the Company’s Board of Directors is now comprised of eight directors, six of whom are independent, with women and minorities making up 50% of independent directors.

About New York Mortgage Trust

New York Mortgage Trust, Inc. is a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”) for federal income tax purposes. NYMT is an internally managed REIT in the business of acquiring, investing in, financing and managing primarily mortgage-related single-family and multi-family residential assets.

For Further Information

AT THE COMPANY
Investor Relations Associate
Phone: 212-792-0107
Email: InvestorRelations@nymtrust.com